Exhibit 99.6

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated October 30, 2015 (the “Schedule 13D”), with respect to the common stock, par value $0.001 per share, of NeoGenomics, Inc. is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Joint Filing Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written below.

Dated: October 30, 2015

GENERAL ELECTRIC COMPANY

By:	/s/ Raúl Grable
Name:	Raúl Grable
Title:	Attorney-in-Fact*

* Duly authorized under Power of Attorney attached hereto as Exhibit 99.7

GE MEDICAL SYSTEMS INFORMATION TECHNOLOGIES, INC.

By:	/s/ Thierry Leclercq
Name:	Thierry Leclercq
Title:	President and Chief Executive Officer

GE MEDICAL HOLDING AB

By:	/s/ Kieran Murphy
Name:	Kieran Murphy
Title:	Authorized Signatory